Tangiers Investors, LP

Mr. Perry Leopold
North Bay Resources Inc.
2120 Bethel Road
Lansdale, PA 19446

Dear Mr. Leopold;

With regards to our convertible note agreement with North Bay Resources for $17,500 executed on June 17, 2010, we waive our rights to convert any of this debt or related accrued interest from the execution date through July 15, 2010.

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Michael Sobeck, Managing Member of the General Partner, Tangiers Capital, LLC